EXHIBIT  10.21



                              EMPLOYMENT AGREEMENT
                              --------------------

     AGREEMENT, dated as of May 3, 2004, between Thomas Finstein (hereinafter called "FINSTEIN") and VICON INDUSTRIES, INC., a New York corporation, having its principal place of business at 89 Arkay Drive, Hauppauge, New York 11788 (hereinafter called the "Company").

     WHEREAS, the Company and FINSTEIN mutually desire to enter into this Agreement,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties covenant and agree as follows:

     1. Employment. The Company shall employ FINSTEIN as its Executive Vice President - Products and Operations throughout the term of this Agreement, and FINSTEIN hereby accepts such employment.

     2. Term. The term of this Agreement shall commence as of the date of this Agreement and end on April 30, 2006 unless terminated earlier by the Company.

     3. Compensation.

          A. The Company shall pay FINSTEIN a base salary of $225,000 per annum, subject to periodic adjustment as determined by the CEO of the Company with Board of Directors approval but in any event shall not be less than the base salary so indicated.

          B. FINSTEIN's base salary shall be payable monthly or bi-weekly.

          C. FINSTEIN shall also be entitled to participate, if a full time employee, in any life insurance, medical, dental, hospital, disability, 401(k) or other benefit plans as may from time to time be made available to the Officers of the Company, subject to the general eligibility requirements and provisions of such plans.

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          D. FINSTEIN shall be entitled to four (4) weeks paid vacation  accrued in accordance with Company policy.

     4. Covenant not to Compete. FINSTEIN agrees that during the term of this Agreement and for a period of two (2) years thereafter, he shall not directly or indirectly within the United States or Europe engage in, or enter the employment of or render any services to any other entity engaged in, any business of a similar nature to or in competition with the Company's business of designing, manufacturing and selling video security and surveillance equipment and protection devices anywhere in the United States and Europe. FINSTEIN further acknowledges that the services to be rendered under this Agreement by him are special, unique, and of extraordinary character and that a material breach by him of this section will cause the Company to suffer irreparable damage; and FINSTEIN agrees that in addition to any other remedy, this section shall be enforceable by negative or affirmative preliminary or permanent injunction in any Court of competent jurisdiction. FINSTEIN acknowledges that he may only be released from this covenant if the Company materially breach's this agreement or provides to him a written release of this provision.

     5. Severance Payment on Certain Terminations or Events.

     A. If the Company terminates FINSTEIN's employment during the term of this Agreement for reasons other than "Misconduct" (as defined in 5B) then FINSTEIN shall be entitled to receive severance payments, except in the case of disability under paragraph 6. The severance amount shall be equal to twelve months of FINSTEIN's monthly base salary at the time of such termination. If this Agreement expires and the Company terminates FINSTEIN'S employment anytime thereafter for reasons other than "Misconduct" (as defined in 5B) then FINSTEIN shall be entitled to severance payments equal to six months of FINSTEIN'S monthly base salary at the time of such termination.

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     B.  "Misconduct"  shall  mean (a) a  willful  refusal,  or  negligence  or, inability due to drug or alcohol impairment, or indifference to perform (in performing) the duties and responsibilities required of his position; (b) fraud, misappropriation or embezzlement involving the Company or its assets; (c) conviction of a felony involving moral turpitude; or (d) a violation of the Company's Code of Ethics and Conduct.

     C. Payment of any severance shall be in lieu of any other obligation of the Company for severance or any other post-termination compensation under this Agreement or any other policy of the Company, if any.

     D. The severance  amount shall be paid in equal  monthly  payments a twelve
(12) month period. Should FINSTEIN be in violation of paragraph 4, while receiving severance payments then severance payments shall cease at that time.

     6. Death or Disability. The Company may terminate this Agreement at its sole option and determination without liability for severance payments under paragraph 5 if during the term of this Agreement (a) FINSTEIN dies or (b) FINSTEIN becomes so disabled for a period of six months that he is substantially unable to perform his duties under this Agreement for such period. The Company shall be the sole judge of such disability.

     7. Termination Payment on Change of Control.

     A. Notwithstanding any other provision of this Agreement, if a "Change of Control" occurs without the consent of the Board of Directors, FINSTEIN, at his option, may elect to terminate his obligations under this Agreement and to receive a lump sum termination payment in an amount equal to the present value of three times his average annual base salary for the five years or shorter period preceding the Change of Control calculated as if paid ratably over a three year period.

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     B. A "Change of  Control"  shall be deemed to have  occurred  if any entity shall directly or indirectly acquire beneficial ownership of 50% or more of the outstanding shares of capital stock of the Company.

     C. FINSTEIN's option to elect to terminate his obligations and to receive a termination payment may be exercised only by written notice delivered to the Company within 90 days following the date on which FINSTEIN receives actual notice of Change of Control.

     8. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the rules of the American Arbitration then in effect, and judgement upon the award rendered be entered and enforced in any court having jurisdiction thereof.

     9. Miscellaneous.

          A. This Agreement contains the entire agreement between the parties, however, it does not restrict or limit such other benefits as the CEO may determine to provide or make available to FINSTEIN.

          B. This agreement may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

          C. This Agreement shall be governed by the laws of New York State applicable to contracts between New York State residents and made and to be entirely performed in New York State.

          D. If any part of this Agreement is held to be unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect.

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          E. This Agreement  shall inure to the benefit of, and be binding upon, the Company, its successor, and assigns.

         IN WITNESS WHEREOF, the parties hereto have duly executed this
                                   Agreement.

                                        VICON INDUSTRIES, INC.



/s/ Thomas Finstein                 By: /s/ Kenneth M. Darby
-------------------                 ------------------------
Thomas Finstein                         Kenneth M. Darby
                                        CEO
                                        Vicon Industries, Inc.


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